Exhibit 23.5

Consent of Harris Nesbitt Corp.

We hereby consent to the use of our opinion letter dated November 10, 2003 to the Board of Directors of Genome Therapeutics Corp. (“Genome”) included as Annex C to the Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4, as amended, relating to the proposed merger provided for in the Agreement and Plan of Merger and Reorganization, dated as of November 17, 2003, among GeneSoft Pharmaceuticals, Inc., Genome and a wholly owned subsidiary of Genome, and to the references to such opinion in such Proxy Statement/Prospectus under the captions “Summary—Opinion of Genome’s Financial Advisor” , “The Merger and Related Transactions—Background of the Merger” , “The Merger and Related Transactions— Consideration of the Merger by Genome’s Board of Directors” and “The Merger and Related Transactions— Opinion of Financial Advisor to Genome”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

HARRIS NESBITT CORP.

By:	/s/ KENNETH LERNER

Name: Kenneth Lerner
Title: Managing Director Date: December 29, 2003